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                                                                   Exhibit 10.18

                       [CLEARWIRE CORPORATION LETTERHEAD]

March 29, 2004

ITFS Spectrum Advisors LLC
8401 Ramsey Avenue
Silver Spring, MD 20910
Attn: Rudolph J. Geist, Managing Member

Dear Rudy,

This letter confirms our understanding and agreement with respect to the issuance of warrants under the Warrant Agreement dated November 13, 2003 (the "Warrant Agreement") with respect to the lease of the C2 and C3 Channels for the FCC License, call sign WHR829 in New York, New York (the "New York Spectrum Rights"), consisting of 9,994,000 CPOPs, which New York Spectrum Rights will be leased to Clearwire Corporation (or its designee) pursuant to that First Amendment to the Master Spectrum Acquisition Agreement dated March 29, 2004 ("First Amendment"). All capitalized terms not specifically defined herein shall have the meaning set forth in the First Amendment.

Pursuant to the First Amendment, the CPOPs attributable to the New York Spectrum Rights shall be counted as additional CPOPs for purposes of the Warrant Agreement. If any Prior User makes a Claim (as defined below) to the New York Spectrum Rights prior to January 10, 2005 and such Claim is Not Resolved (as defined below), then on January 10, 2005, or such earlier date as a resolution of the type described in subparagraph (ii) below is effective, any Warrants issued to ITFS Spectrum Advisors with respect to the New York Spectrum Rights, without exercise or payment therefore, will automatically, and without action by either Clearwire or ITFS Spectrum Advisors, LLC, void and ITFS Spectrum Advisors, LLC will promptly surrender the Warrant to Clearwire. "Claim" shall mean any claim with respect to all or any part of the Channels or the New York Spectrum Rights made by a Prior User as a result of which it is reasonably certain that Clearwire's rights pursuant to the NY IUA may be unenforceable, and which claim is (1) made with a governmental entity having jurisdiction over such matter, (2) subject of an arbitration in which HITN is a party, (3) subject of mediation in which HITN is a party, or (4) subject of a settlement or otherwise resolved by HITN (whether or not a claim has been filed before a governmental entity having jurisdiction, in arbitration or mediation) by a binding agreement between HITN and a party other than Clearwire. "Prior User" shall mean each party who previously leased or used the New York Spectrum Rights prior to the date of the NY IUA. "Not Resolved" shall mean that the Claim is either (i) not resolved prior to January 10, 2005 by a binding settlement agreement executed by all of the parties to such claim or by court order for which all appeal periods have expired, and/or (ii) resolved by a binding settlement agreement executed by all of the parties to such claim or by court order for which all appeal periods have expired in a manner pursuant to which Clearwire is not entitled to full use of the New York Spectrum Rights pursuant to the NY IUA without limitation (whether or not such resolution obtained prior to January 10, 2005).


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Please indicate your agreement with this side letter by signing in the space provided below and return an original of this letter to Clearwire Corporation at the address set forth above.

                                        SINCERELY

                                        CLEARWIRE CORPORATION


                                        By: /s/ R. Gerard Salemme
                                            ------------------------------------
                                        Name: R. Gerard Salemme
                                        Title: Vice President


Agreed.

ITFS Spectrum Advisors LLC


By: /s/ Rudolph J. Geist
    ---------------------------------
Name: Rudolph J. Geist
Title: Managing Member


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